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                                3COM CORPORATION
                        SECTION 16 OFFICER SEVERANCE PLAN
                   PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

                Amended and Restated Effective September 11, 2006

This Plan Document and Summary Plan Description ("Summary Plan Description") is for all employees of 3Com Corporation ("3Com" or the "Company") who are eligible under the terms of the 3Com Section 16 Officer Severance Plan (the "Section 16 Plan"). All rights to participate in and receive benefits from the Section 16 Plan are governed solely by the terms and conditions of this Summary Plan Description. This Summary Plan Description supercedes and replaces all prior plan documents and summary plan descriptions governing the Section 16 Plan.

I.       EFFECTIVE DATE
The Section 16 Plan is hereby amended and restated effective September 11, 2006.

II.      ELIGIBILITY TO PARTICIPATE
Participation in the Section 16 Plan is restricted to active 3Com employees who have been designated by the Company, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended ("Officers").

III.     ELIGIBILITY TO RECEIVE BENEFITS
Officers who are employed by the Company are eligible to receive benefits upon the termination of their employment with 3Com under following circumstances: (a) an involuntary termination without Cause; or (b) a Voluntary Termination for Good Reason. The receipt of benefits under the Section 16 Plan will be conditioned upon the Officer's execution of and compliance with an agreement (the "Release Agreement") including, but not limited to, (i) a release of claims against the Company, its affiliates and representatives; (ii) a non-solicitation provision prohibiting the Officer's solicitation of any Company employee, business opportunity, client, customer, account, distributor or vendor for a period of one (1) year following the Termination Date; and (iii) a non-competition provision prohibiting the Officer from directly or indirectly engaging in, participating in or having a material ownership interest in a business in competition with the Company. The form and language of the Release Agreement shall be determined by the Company in its sole discretion.

IV.      BENEFITS
Officers who are eligible to receive benefits under the Section 16 Plan will be entitled to receive the following upon their execution of the Release Agreement:

         A.       Severance Amounts.

                  1. One (1) year of the Officer's annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings; and

                  2. A pro-rated amount of the Officer's earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company's actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days between the beginning of the applicable bonus period to the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period, payable through the Company's regular bonus payment practices and subject to all applicable taxes and withholdings.


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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         B.       Health, Dental & Vision Benefits. Continuation of coverage under the Company's health, dental, and vision insurance plans ("Health Care Plans") pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the same level of coverage as was provided to and elected by the Officer as of the Termination Date. If the Officer timely and properly elects to continue coverage under the Company's Health Care Plans in accordance with COBRA, the Company shall continue to pay the Company-paid portion of the premiums for the Officer's elected coverage under the Health Care Plans until the earlier of: (i) one (1) year from the Termination Date, or (ii) the date upon which the Officer becomes eligible for coverage under another employer's group health, dental, or vision insurance plan(s). The Officer will remain obligated to pay the unsubsidized portion of the applicable premium(s) in order to continue Company-sponsored coverage. The Company-paid portion of any premium(s) is subject to change at the Company's discretion. To be eligible for continuation of coverage under the Health Care Plans, an Officer must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the "qualifying event" for the Officer and his/her covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the one (1) year period, the Officer will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

         C. Life Insurance. Conversion of the Officer's basic term life insurance in effect immediately prior to the Termination Date to continue coverage until the earlier of (i) one (1) year from the Termination Date, or
(ii) the date upon which the Officer becomes eligible for coverage under another employer's life insurance plan.

         D.       Equity Compensation.

                  1. Six (6) months of accelerated vesting of outstanding stock options, restricted stock, and restricted stock units issued to the Executive that are subject to time-based vesting. The accelerated vesting provided for herein will be effective as of the Termination Date.

                  2. Extension of the exercise period for vested stock options issued to the Executive to the earlier of: (i) one hundred and sixty-five (165) calendar days from the Termination Date; or (ii) the original term of the stock option grant.

All other compensation (including, without limitation, salary, bonuses and commissions) and employee benefits (including, without limitation, short-term and long-term disability insurance, Paid Time Off accrual, and vesting of equity compensation) will cease on the Officer's Termination Date. Payments under the
Section 16 Plan will not be subject to 401(k) or Employee Stock Purchase Plan deductions. Except as provided herein, all equity compensation grants are subject to the terms and conditions of the applicable plan document(s).

V.       DEFINITIONS

         A. "Cause" shall mean (i) an act of theft, embezzlement or intentional dishonesty by the Officer in connection with his/her employment;
(ii) the Officer being convicted of a felony, (iii) a willful act by the Officer which constitutes gross misconduct and which is injurious to the Company, or
(iv) following delivery to the Officer of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Officer has not substantially performed


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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his/her duties, continued violation(s) of the Officer's obligations to the
Company which are demonstrably willful and deliberate on the Officer's part.

         B. "Termination Date" shall mean the Officer's last date of employment with 3Com Corporation.

         C. "Voluntary Termination for Good Reason" shall mean the Officer's voluntary resignation within thirty (30) days after the occurrence of any of the following events without the Officer's consent: (i) a material reduction of the Officer's material duties or title, relative to the Officer's material duties or title as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of the Officer as in effect immediately prior to such reduction, other than a reduction generally applicable to other Officers; or (iii) the permanent relocation of the Officer to a work location more than fifty (50) miles from the Officer's then present work location; provided, however, that no grounds for Voluntary Termination for Good Reason shall exist hereunder unless the Officer provides 3Com with thirty
(30) days' advance written notice of his/her resignation, specifying the purported grounds for the Voluntary Termination for Good Reason, and provides the Company with the opportunity to cure the above-referenced event(s) on which the resignation based.

VI.      FORM OF PAYMENT
The severance amount provided for in Section IV(A)(1) above shall be paid through the Company's regular, semi-monthly payroll practices and shall continue for twelve (12) months, provided that the Officer has executed and has not revoked his/her signature to the Release Agreement and the Officer continues to comply with all terms and conditions of the Release Agreement during the twelve
(12) month period.

VII.     INTERNAL REVENUE CODE SECTION 409A
Notwithstanding any other provisions of this Summary Plan Description, if the Company reasonably determines in its discretion that Section 409A of the Internal Revenue Code, as amended, will result in the imposition of additional taxes or penalties based on the payment of the benefit provided under Section IV(A) above to an Officer within the first six (6) months following the Termination Date, the Company will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six (6) months and one (1) day after the Termination Date. If the payment schedule is modified pursuant to this Section VII, the Officer will receive the one (1) year of annualized salary paid through the Company's regular payroll practices over the twelve (12) payroll dates immediately following the expiration of six (6) months and one (1) day after the Termination Date.

VIII.    FUNDING
Benefits provided pursuant to the Section 16 Plan shall be paid solely out of 3Com's general assets. 3Com shall not be required to fund or otherwise provide for the payment of benefits provided hereunder in any other manner.

IX.      CLAIMS AND REVIEW PROCEDURES
If an Officer believes that he/she is entitled to a benefit under the Section 16 Plan, or a benefit in an amount greater than he/she has received, the Officer may file a claim by writing to the Section 16 Plan Administrator. The Section 16 Plan Administrator is the named fiduciary that has the discretionary power and authority to act with respect to any appeal from a denial of a claim for benefits under the Section 16 Plan by performing a full and fair review of the denial, and such actions shall be final and binding on all persons. Benefits under the Section 16 Plan shall be payable only if the Section 16 Plan Administrator determines, in its sole discretion, that an eligible Officer is entitled to them. Any claim must be filed no later than forty-five (45) days after the Officer's Termination Date.


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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         A.       Initial Claim. The Section 16 Plan Administrator will notify the Officer in writing within ninety (90) days (or 180 days if special circumstances require an extension of time for processing the claim) of receipt of the claim as to whether the claim is granted or denied. Note that if an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice of the extension (including the circumstances requiring extension and date by which a decision is expected to be rendered) before the initial ninety (90) day period expires. If the claim is denied, the Officer will be given (1) specific reasons for the denial, (2) specific reference to the Section 16 Plan provision(s) on which the denial is based, (3) a description of any information or material necessary to support the claim and an explanation of why such information or material is necessary, (4) an explanation of the Section 16 Plan's claim appeal procedure (including a statement of the Officer's right to bring a civil action under the Employee Retirement Income Security Act of 1974 ("ERISA") following a denial of the claim upon appeal), and (5) a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim.

         B. Appeals. If the claim is denied, the Officer has sixty (60) days after notice of the denial to file a written appeal with the Section 16 Plan Administrator. During the review process, the Officer has the right to submit written comments, documents, records, and other information relating to the claim for benefits, which will be considered without regard to whether such items were considered in the initial benefit determination. Also, the Officer may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim for benefits.

         The Section 16 Plan Administrator will notify the Officer in writing within sixty (60) days (or 120 days if special circumstances require an extension of time for processing the appeal) of receipt of the appeal as to its decision on review, unless the Section 16 Plan Administrator determines that special circumstances exist requiring an extension of time. If the Section 16 Plan Administrator determines that an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice (including the circumstances requiring the extension and date by which a decision is expected to be rendered) before the initial sixty (60) day period expires.

         If the Section 16 Plan Administrator denies the appeal, it will provide a written denial of the claim upon appeal. The written denial shall include the specific reason or reasons for the denial, specific references to the Section 16 Plan provisions on which the denial is based, a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined in Department of Labor regulation section 2560.503-1(m)) to the claim, and a statement of the Officer's right to bring an action under Section 502(a) of ERISA.

         All determinations, interpretations, rules, and decisions of the
Section 16 Plan Administrator or its delegate shall be conclusive and binding upon all persons having or claiming to have any interest or right under the
Section 16 Plan and shall be given deference in any judicial or other proceeding.

         C. Exhaustion of Claims Procedures. In no event shall an Officer or any other person be entitled to challenge a decision of the Section 16 Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been fully complied with and exhausted.

X.       ADMINISTRATION
The Section 16 Plan Administrator administers the Section 16 Plan. The Section 16 Plan


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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Administrator is exclusively authorized to interpret the provisions of this
Summary Plan Description. The Section 16 Plan Administrator's interpretation and/or application of any term or provision of the Section 16 Plan shall be final and binding. The Section 16 Plan Administrator shall have full and unfettered authority and responsibility for administration of the Section 16 Plan, including the discretionary authority to determine eligibility for benefits and amounts of benefit entitlements and to interpret the terms of the
Section 16 Plan.

XI.      AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Section 16 Plan at any time, with or without notice. All material changes to the Section 16 Plan must be approved by the 3Com Corporation Board of Directors (the "Board") or the Compensation Committee of the Board.

Information Required By ERISA:

         Plan Name
         3Com Section 16 Officer Severance Plan

         Plan Sponsor
         3Com Corporation
         350 Campus Drive
         Marlborough, MA 01752-3064

         Plan Administrator
         The Section 16 Plan Administrator shall be the Compensation Committee of the Board. Communications with the Section 16 Plan Administrator must be in writing and addressed to:

                           Senior Vice President, Human Resources
                           3Com Corporation
                           350 Campus Drive
                           Marlborough, MA 01752-3064

         Type of Plan
         The Section 16 Plan is a welfare plan providing for severance benefits.

         Employer Identification Number
         The 3Com Employer Identification Number is 94-2605794. When writing about the Section 16 Plan, an Officer should include this number.

         Plan Number
         For the purpose of identification, 3Com has assigned the Section 16 Plan the number 517. All communications concerning the Section 16 Plan should include this reference number.

         Service of Legal Process
         Service of legal process may be made on the Section 16 Plan Administrator at the address above.

XII.     ENTIRE PLAN; AMENDMENTS
This Summary Plan Description contains all the terms, conditions and benefits relating to the Section 16 Plan. No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Section 16 Plan, other than by means of an authorized written amendment to the Section 16 Plan approved by the Section 16 Plan Administrator. No oral or written representations contrary to the terms of the Section 16 Plan and its written amendments shall be binding upon the Section 16 Plan, the Section 16 Plan Administrator or the Company.


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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XIII.    NO CONTRACT OF EMPLOYMENT
Nothing herein is intended to or shall be considered a contract of employment or for any period of employment or a guarantee of future employment with the Company.


XIV.     NO ASSIGNMENT OF RIGHTS
No eligible Officer shall have the right to assign, delegate or otherwise transfer, either in full or in part, any of his/her rights or obligations under the Section 16 Plan and any such assignment, delegation or other such transfer shall be void.

XV.      APPLICABLE LAW; VENUE
Except where preempted by ERISA, the Section 16 Plan shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules. All legal actions arising under or relating to the Section 16 Plan shall be subject to the jurisdiction and venue of the United States District Court for the District of Massachusetts sitting in Boston, Massachusetts.

XVI.     ERISA RIGHTS
If you are an eligible Officer who is a participant in the Section 16 Plan, you are entitled to certain rights and protections under ERISA.

Receive Information About Your Plan and Benefits. ERISA provides that you are entitled to:

         (1) Examine, without charge, at the office of the Section 16 Plan Administrator or its delegate all Section 16 Plan documents, including copies of any documents filed by the Section 16 Plan with the U.S. Department of Labor, such as Section 16 Plan descriptions.

         (2)      Obtain copies of all Section 16 Plan documents and other
                  Section 16 Plan information upon written request to the
                  Section 16 Plan Administrator. The Section 16 Plan Administrator may impose a reasonable charge for the copies.

         (3) Receive a copy of the Section 16 Plan's financial report, if any. The Section 16 Plan Administrator may be required by law to furnish each participant with a copy of the summary annual report.

Prudent Actions By Fiduciaries. In addition to creating rights for the Section 16 Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Section 16 Plan. The people who operate the Section 16 Plan, called "fiduciaries" of the Section 16 Plan, have a duty to do so prudently and in the interest of you and other Section 16 Plan participants and beneficiaries.

No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights. If your claim for any Section 16 Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Section 16 Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Section 16 Plan Administrator to provide the


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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06
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materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Section 16 Plan Administrator.

If you have a claim for a benefit that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that
Section 16 Plan fiduciaries misuse the Section 16 Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions. If you have questions about the statements made in this summary or your rights under ERISA, you should contact the Section 16 Plan Administrator or the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, Washington, D.C. 20210.



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3Com Corporation Section 16 Officer Severance Plan  Amended and Restated 9/11/06